EXHIBIT 99.1


    21ST CENTURY'S 4TH QUARTER PERFORMANCE OVERCOMES CONSOLIDATED LOSSES FOR
                            FIRST 3 QUARTERS OF 2003


LAS VEGAS, NEVADA (PRNewswire) April 1, 2004 21st Century Technologies, Inc. (OTC:BB TFCT.OB-News) reported that net operating income for 2003 was $105,535. After cumulative effect of accounting adjustments required by the Company's conversion to a Business Development Company profit for 2003 was $337, 531. This is the Company's first annual profit since 1998, according to Alvin L. Dahl, the Company's chief financial officer.

The conversion to a BDC by the Company became effective for accounting purposes on October 1, 2003. As a result of the conversion, the Company was able to charge management fees, loan origination fees and investment advisory fees to its portfolio companies and other firms with which it did business. Effective September 30, 2003 and December 31, 2003, all of the Company's portfolio companies and significant acquisitions were evaluated by independent business appraisers by several industry-accepted valuation methods, providing a strong foundation for building asset and shareholder value in the Company.

As a BDC, the Company holds several portfolio companies, including Trident Technologies, Inc., Innovative Weaponry, Inc., Miniature Machine Corporation, Paramount Multiservices, Inc. and Prizewise, Inc. Other acquisitions are being actively pursued.

SAFE HARBOR  STATEMENT  UNDER THE PRIVATE  SECURITIES  LITIGATION  REFORM ACT OF
1995:

The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties as may be detailed in the Company's filings with the Securities and Exchange Commission.

Contact: Ron Garner, Equitilink, Inc., 877 788 1940